April 29, 1999




DEAR STOCKHOLDER:

We cordially invite you to attend World Airways' Annual Meeting of Stockholders to be held on Wednesday, June 9, 1999. Enclosed are a proxy statement and a form of proxy. Please note that the meeting will commence at 9:00 a.m. at the Company's headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia 20171.

At the meeting we will ask Stockholders (i) to elect six persons to serve your Company as members of its Board of Directors; (ii) to ratify and approve an amendment to the World Airways 1995 Stock Option Plan; and (iii) to ratify the selection of KPMG LLP as your Company's independent certified public accountants for the year ending December 31, 1999.

We value your participation by voting your shares on matters that come before the meeting. Please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting.

                                           Sincerely,


                                           /s/  RUSSELL L. RAY, JR.
                                           RUSSELL L. RAY, JR.
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer

                               WORLD AIRWAYS, INC.

                              The Hallmark Building
                             13873 Park Center Road
                             Herndon, Virginia 20171


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD JUNE 9, 1999

TO THE STOCKHOLDER ADDRESSED:

World Airways, Inc. (the "Company") will hold its Annual Meeting of Stockholders at 9:00 a.m., on June 9, 1999, at the Company's headquarters, at 13873 Park Center Road, Suite 490, Herndon, Virginia, for the following purposes:

1. To elect four Class I Directors to serve until the 2002 annual meeting of stockholders, and two Class III Directors to serve until the 2001 annual meeting of stockholders, and thereafter until their successors have been duly elected and qualify;

2. To ratify and approve an amendment to the World Airways 1995 Stock Option Plan (the "1995 Option Plan") to increase the number of shares of the Company's common stock reserved for issuance under the 1995 Option Plan from 1,800,000 to 3,300,000 and to effect certain other changes;

3. To ratify the selection of KPMG LLP as the Company's independent certified public accountants for the year ending December 31, 1999; and

4. To act upon such other matters as may properly come before the meeting.

The record date for the determination of stockholders entitled to vote at the meeting is April 23, 1999, and only stockholders of record at the close of business on that date will be entitled to vote at the meeting and any adjournment thereof.

Whether or not you plan to attend the stockholders' meeting, please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting. You may revoke your proxy at any time prior to the time it is voted.

Herndon, Virginia                           By Order of the Board of Directors,
April 29, 1999



                                            /s/ VANCE FORT
                                            VANCE FORT
                                            Secretary

                               WORLD AIRWAYS, INC.

                              The Hallmark Building
                             13873 Park Center Road
                             Herndon, Virginia 20171


                                 PROXY STATEMENT


This proxy statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of World Airways, Inc. (the "Company") for use at the Company's 1999 Annual Meeting of Stockholders, to be held at 9:00 a.m., on Wednesday, June 9, 1999, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in detail herein. The meeting will be held at the Company's headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia.

All properly executed proxies will be voted in accordance with the instructions given thereby. If no choice is specified, proxies will be voted for the election to the Board of Directors of the six persons named elsewhere in this proxy statement; in favor of the amendment to the World Airways, Inc. 1995 Stock Option Plan (the "1995 Option Plan") increasing the number of shares reserved for issuance under the 1995 Option Plan; and in favor of the appointment of KPMG LLP as the Company's independent certified public accountants. Any proxy may be revoked by the person giving it at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Stockholders who attend the meeting may revoke any proxy previously given and vote in person.

This proxy statement and the accompanying proxy card will be first mailed to the stockholders on or about April 30, 1999. The cost of the solicitation will be borne by the Company.

                               PURPOSE OF MEETING

At the meeting, the Board of Directors will ask stockholders (1) to elect four Class I Directors to serve until the 2002 annual meeting of stockholders, and two Class III Directors to serve until the 2001 annual meeting of stockholders, and thereafter until their successors are duly elected and qualify, (2) to ratify and approve an amendment to the 1995 Option Plan increasing the number of shares of the Company's $.001 par value common stock (the "Common Stock") reserved for issuance under the 1995 Option Plan from 1,800,000 to 3,300,000 and effecting certain other changes, and (3) to ratify the selection of KPMG LLP as independent certified public accountants for the Company for the year ending December 31, 1999. In addition, the stockholders will act upon such other matters as may properly come before the meeting.

There will also be an address by the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company and a general discussion period during which stockholders will have an opportunity to ask questions about the Company's business.

                                     VOTING

Only holders of record of the Company's outstanding Common Stock, at the close of business on April 23, 1999 (the "record date"), will be entitled to vote at the meeting. On the record date, 7,102,872 shares of Common Stock were outstanding and entitled to be voted.

Shares of Common Stock represented by proxies that are properly executed and returned to the Company will be voted at the meeting in accordance with the stockholders' instructions contained in such proxies. Where no such instructions are given, proxy holders will vote such shares in accordance with the recommendations of the Board of Directors. The proxy holders will also vote such shares at their discretion with respect to such other matters as may properly come before the meeting. The Company does not know of any matters to be acted upon at the meeting other than the three matters described in this proxy statement.

A quorum at the meeting will consist of the presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date and entitled to vote at the meeting. Cumulative voting in the election of Directors is not allowed. Each holder of shares of Common Stock issued and outstanding on the record date shall be entitled to one vote for each share owned by such holder (1) for the election of each of four Class I and two Class III Directors, (2) on the amendment of the 1995 Option Plan, (3) on the Board of Directors' selection of the Company's independent certified public accountants for 1999, and (4) on each other matter to properly come before the meeting. At the meeting, in accordance with the Company's charter documents and Delaware law, the stockholders, by a plurality of the votes cast, shall elect Class I and Class III Directors and, by a majority of the voting power of the shares present and entitled to be voted, shall transact such other business as shall be properly brought before them. Accordingly, the four Class I Director nominees and the two Class III Director nominees receiving, in each case, the greatest number of votes will be elected, abstentions will be disregarded in the election of Directors and will be counted as "no" votes on each matter other than the election of Directors, and broker non-votes will be disregarded and will have no effect on the outcome of any vote.

                                   THE COMPANY

The Company is a global provider of long-range wide-body passenger and cargo air transportation outsourcing services under contracts to the United States Air Force and to international airlines under fixed-rate contracts. It also leads a contractor teaming arrangement that is a major supplier of commercial airlift services to the United States Air Force Air Mobility Command.


                      SECURITY OWNERSHIP OF CERTAIN PERSONS

PRINCIPAL STOCKHOLDERS

The following table sets forth information, as of March 31, 1999, with respect to each person who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, $.001 par value per share, its only class of voting securities:

NAME OF BENEFICIAL OWNER           ADDRESS OF BENEFICIAL OWNER            SHARES BENEFICIALLY     PERCENT OF CLASS
                                                                          OWNED(1)                OWNED(1)
------------------------           ---------------------------------      -------------------     ----------------
WorldCorp, Inc.,                   13873 Park Center Road, Suite 490      3,552,588 (2)           50.8%
Debtor in Possession               Herndon, VA  20171

Putnam Investments, Inc., Putnam   Attn: Frederick S. Marius, Esq.        1,598,096 (3)           22.8%
Investment Management, Inc., The   One Post Office Square
Putnam Advisory Company, Inc.,     Boston, MA  02109
and Putnam Capital Appreciation
Fund

Naluri Berhad f/k/a Malaysian      Wing On Center, 25th Floor             1,217,000 (4)           17.4%
Helicopter Services Berhad         1111 Connaught Road
("MHS")                            Central Hong Kong

AMVESCAP PLC                       11 Devonshire Square                     561,800 (5)            8.0%
                                   London EC2M 4YR
                                   England

1 In setting forth this information, the Company has relied upon its stock and convertible subordinated debenture transfer records and upon
         Schedule 13D and Schedule 13G filings of, and other information provided by, the persons listed. Beneficial ownership is reported in accordance with Securities and Exchange Commission ("SEC") regulations and therefore includes shares of the Company's Common Stock which may be acquired within 60 days after March 31, 1999, upon the exercise of outstanding stock options and warrants and the conversion of outstanding convertible subordinated debentures. Shares of Common Stock issuable upon the exercise of such options and warrants, and the conversion of such debentures, are deemed outstanding for purposes of computing the percentage of Common Stock owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other stockholder. Except as otherwise stated below, all shares are owned directly and of record, and each named person has sole voting and investment power with regard to the shares shown as owned by such person. For each shareholder, Percent of Class Owned is based on the 7,000,064 shares of Common Stock issued and outstanding on March 31, 1999 plus any shares which may be acquired by the shareholder within 60 days after March 31, 1999.

2 As reported in a Disclosure Statement with Respect to Plan of Reorganization of WorldCorp, Inc. ("WorldCorp"), dated February 12, 1999, filed with the United States Bankruptcy Court for the District of Delaware. As described in the Disclosure Statement, all of the shares of Common Stock are held of record by WorldCorp Acquisition Corp. ("Acquisition") (subject, in the case of 350,000 of the shares, to the senior lien of the Company), 80% of whose capital stock is owned by WorldCorp, as debtor in possession, and secure the payment by WorldCorp and Acquisition of certain obligations to the Company and to the former shareholders of The Atlas Companies, Inc. ("Atlas"). Atlas is a wholly owned subsidiary of Acquisition, acquired on April 20, 1998 for $16 million in Acquisition debt instruments and an earn-out during the five years beginning September 1, 1997. Sun Paper Advisors, Inc. controlled a majority stock interest in Atlas at the time of the acquisition. WorldCorp, which filed for Chapter 11 protection on February 12, 1999, is continuing to manage its business and properties as debtor in possession.

3 As reported in a Schedule 13G filed with the SEC on February 9, 1999, jointly by (i) Putnam Investments, Inc., (ii) Marsh & McLennan Companies, Inc., (iii) Putnam Investment Management, Inc., (iv) The Putnam Advisory Company, Inc. and (v) Putnam Capital Appreciation Fund. Putnam Investments, Inc. and Marsh & McLennan Companies, Inc. disclaim beneficial ownership with respect to the shares, which may be acquired upon the conversion of convertible subordinated debentures held of record by their subsidiaries.

4 As reported in a Schedule 13D dated October 12, 1995, filed with the SEC by MHS, as reduced by 773,000 shares of Common Stock sold by MHS to the Company on January 23, 1998.

5 As reported in a Schedule 13G filed with the SEC on February 10, 1999, jointly by (i) AMVESCAP PLC, (ii) AMVESCAP PLC \GA\, (iii) AVZ, Inc., (vi) AIM Management Group Inc., (v) AMVESCAP Group Services, Inc., (vi) INVESCO, Inc., (vii) INVESCO North American Holdings, Inc.,
         (ix) INVESCO Funds Group, Inc., (x) INVESCO Management & Research, Inc., (xi) INVESCO Realty Advisors, Inc., (xii) INVESCO Capital Management, Inc., and (xiii) INVESCO (NY) Asset Management Limited.


DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 31, 1999, with respect to the beneficial ownership of the Company's Common Stock, $.001 par value per share, its only class of voting securities, by (a) each Director and nominee for Director of the Company; (b) each individual serving as chief executive officer of the Company during 1998; (c) each of the four other most highly compensated executive officers of the Company at December 31, 1998; and (d) all Directors and executive officers of the Company as a group:


                                                          SHARES      PERCENT OF
                                                        BENEFICIALLY     CLASS
      NAME OF BENEFICIAL OWNER        CAPACITY            OWNED (1)     OWNED(1)
      ------------------------    ------------------    ------------  ----------
      Russell L. Ray, Jr.         Director and Chief     120,893(2)      1.7%
                                  Executive Officer

      Daniel J. Altobello         Director and Nominee     3,878(3)       *
                                  for Director

      A. Scott Andrews            Director                11,656(4)       *

      John C. Backus, Jr.         Director                 6,371(5)       *

      Mark M. Feldman             Director and Nominee       554(6)       *
                                  for Director

      Gen. Ronald R. Fogleman     Director                 3,878(3)       *

      Hollis L. Harris            Nominee for Director       ---          *

      Rodger R. Krouse            Director                   554(6)       *

      Lim Kheng Yew               Director                11,656(4)       *

      Wan Malek Ibrahim           Director                11,656(4)       *

      Wilbur L. Ross, Jr.         Director                   554(6)       *

      Peter M. Sontag             Director and Nominee    23,256(7)       *
                                  for Director

      James Douglas               Executive Officer       30,000(8)       *

      Vance Fort                  Executive Officer       47,957(9)       *

      Ahmad M. Khatib             Executive Officer       31,905(10)     1.2%

      William R. Lange            Executive Officer       24,735(11)      *

      Directors and Executive                            405,949(12)     5.5%
      Officers as a Group
      (18 persons)


* Individual is the beneficial owner of less than one percent (1%) of the Company's outstanding Common Stock.

1 In setting forth this information, the Company has relied upon its stock and convertible subordinated debenture transfer records and upon
         Schedule 13D and Schedule 13G filings of, and other information provided by, the persons listed. Beneficial ownership is reported in accordance with SEC regulations and includes shares of Common Stock which may be acquired within 60 days after March 31, 1999, upon the exercise of outstanding stock options and warrants and the conversion of outstanding convertible subordinated debentures. Shares of Common Stock issuable upon the exercise of such options and warrants, and the conversion of such debentures, are deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other stockholder. Except as otherwise stated below, all shares are owned directly and of record, and each named person has sole voting and dispositive power with regard to the shares shown as owned by such person. For each shareholder, Percent of Class Owned is based on the 7,000,064 shares of Common Stock issued and outstanding on March 31, 1999 plus any shares which may be acquired by the shareholder within 60 days after March 31, 1999.

2        Consists of (i) 5,000 shares of Common Stock owned directly by Mr. Ray,
         (ii) 110,000 shares of Common Stock issuable to Mr. Ray upon the exercise of options granted, and (iii) 5,893 shares of Common Stock allocated to Mr. Ray's Company 401(k) Plan account.

3        Consists of 4,155 shares of Common Stock issuable to each of Mr.
         Altobello and Gen. Fogleman upon the exercise of options granted.

4        Consists of 11,656 shares of Common Stock issuable to each of Messrs.
         Andrews, Lim, and Malek upon the exercise of options granted.

5 Consists of 6,371 shares of Common Stock issuable to Mr. Backus upon the exercise of options granted.

6        Consists of 554 shares of Common Stock issuable to each of Messrs.
         Feldman, Krouse and Ross upon the exercise of options granted.

7        Consists of (i) 11,600 shares of Common Stock owned directly by Mr.
         Sontag and (ii) 11,656 shares of Common Stock issuable to Mr. Sontag upon the exercise of options granted.

8 Consists of (i) 30,000 shares of Common Stock issuable to Mr. Douglas upon the exercise of options granted. Mr. Douglas resigned on March 25, 1999.

9 Consists of (i) 43,750 shares of Common Stock issuable to Mr. Fort upon the exercise of options granted and (ii) 4,207 shares of Common Stock allocated to Mr. Fort's Company 401(k) Plan account.

10 Consists of (i) 80,000 shares of Common Stock issuable to Mr. Khatib upon the exercise of options granted (including an option granted by WorldCorp for 50,000 shares whcih it owns) and (ii) 1,905 shares of Common Stock allocated to Mr. Khatib's Company 401(k) Plan account.

11 Consists of (i) 20,000 shares of Common Stock issuable to Mr. Lange upon the exercise of options granted and (ii) 4,735 shares of Common Stock allocated to Mr. Lange's Company 401(k) Plan account.

12 Consists of (i) 16,600 shares of Common Stock owned directly by Directors and executive officers as a group, (ii) 398,163 shares of Common Stock issuable to Directors and executive officers as a group upon the exercise of options granted, and (iii) 16,740 shares of Common Stock allocated to the Company 401(k) Plan accounts of Directors and executive officers as a group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's Directors and officers, and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all such persons timely complied with their Section 16(a) filing requirements during and with respect to the Company's 1998 fiscal year, except that each of the following present or former Directors filed one late Form 5 annual report reflecting either (a) one grant of options exempted from the provisions of Section 16(b) of the 1934 Act or (b) the cancellation or modification of a previous grant of such options: T. Coleman Andrews, III, A. Scott Andrews, Ahmad M. Khatib, Lim Kheng Yew, Wan Malek Ibrahim, and Peter M. Sontag.

                               BOARD OF DIRECTORS

The Board of Directors of the Company is responsible for establishing broad corporate policies and for the overall performance of the Company. It has established standing Executive, Audit, and Compensation Committees. There is no standing nominating or similar committee. During 1998, there were five meetings of the Board of Directors of the Company, two meetings of the Executive Committee, two meetings of the Audit Committee, and two meetings of the Compensation Committee. During 1998, or the portion of 1998 during which each Director served, each Director except Lim Kheng Yew and Wan Malek Ibrahim attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings of all Committees of the Board on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

The Executive Committee may exercise all of the Board's power and authority when the Board is unable to meet, except that certain fundamental responsibilities, such as the declaration of dividends, are reserved to the Board. The members of the Executive Committee are Daniel J. Altobello (Chairman), John C. Backus, Jr., Wan Malek Ibrahim, and Russell L. Ray, Jr. (In March 1999, the Board established a Strategic Planning Subcommittee of the Executive Committee to evaluate long-term planning options for the Company. The members of the Strategic Planning Subcommittee are Daniel J. Altobello (Chairman), A. Scott Andrews, John
C. Backus, Jr., Mark M. Feldman, Russell L. Ray, Jr., and Wilbur L. Ross, Jr.)

The Audit Committee recommends to the Board the firm to be selected each year as independent certified public accountants to the Company and auditors of the Company's financial statements. The Audit Committee also has responsibility for
(i) reviewing the scope and results of the audit with the independent auditors,
(ii) reviewing the Company's financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the internal accounting and control procedures and year 2000 compliance of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. The members of the Audit Committee are
A. Scott Andrews (Chairman), Rodger R.
Krouse, and Lim Kheng Yew.

The Compensation Committee reviews key employee compensation policies, plans, and programs; monitors performance and compensation of Company officers and other key employees; prepares recommendations and periodic reports to the Board concerning such matters; and administers the Company's various compensation plans. The members of the Compensation Committee are Peter M.
Sontag (Chairman) and Gen. Ronald R. Fogleman.

COMPENSATION OF MEMBERS OF THE BOARD AND COMMITTEES

Directors who are not also executive officers of the Company or of an affiliate of the Company ("Non-Affiliate Directors") receive $25,000 annually for serving on the Board of the Company, which amount is paid quarterly in advance. Chairmen of Board Committees also receive compensation in the amount of $5,000 per year for such service as Committee Chair. Non-Affiliate Directors are reimbursed for usual and ordinary expenses of meeting attendance. The Company has adopted a Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), pursuant to which each new Non-Affiliate Director, upon election or appointment to the Board of Directors of the Company, is granted options to purchase 10,000 shares of Common Stock. On the third anniversary of the initial award, each such Director will be granted an option to purchase an additional 5,000 shares of Common Stock. Options granted under the Directors' Plan become exercisable in equal monthly installments during the 36 months following the award, as long as the person remains a Director of the Company. The exercise price of all such options is the average closing price of the Common Stock during the 30 trading days immediately preceding the date of grant. Up to 250,000 shares of Common Stock may be issued under the Directors' Plan, subject to certain adjustments.

                      MATTER NO. 1 - ELECTION OF DIRECTORS

The Company's Board of Directors is divided into three classes. Members of each class serve staggered terms. At the meeting for which proxies are being solicited, four Class I Directors will be elected to serve until the 2002 Annual Meeting of Stockholders, and two Class III Directors will be elected to serve until the 2001 Annual Meeting of Stockholders, and thereafter until their successors are duly elected and qualify. All other Directors will continue in office after the meeting. Unless otherwise directed by the persons giving proxies, the proxy holders intend to vote all shares for which they hold proxies for the nominees set forth below. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the meeting, the Board will select a substitute nominee.

                   NOMINEES FOR ELECTION AS CLASS I DIRECTORS
               TERMS OF OFFICE EXPIRING AT THE 2002 ANNUAL MEETING


 NAME AND AGE                           BUSINESS EXPERIENCE
 ------------                      ----------------------------

 Daniel J. Altobello, 58

                    Mr. Altobello has been a Director of the Company since March 1998. Since September 1995, he has been chairman of the board of directors of Onex Food Services, Inc., parent of LSG/SKY Chefs and Caterair International, Inc. Onex is the largest airline-catering company in the world. Previously he was chairman of the board of directors, president, and chief executive officer of Caterair International Corporation and Caterair Holdings Corporation; executive vice president of Marriott Corporation and president of Marriott Airport Operations Group; and vice president, administration services, of Georgetown University. Mr. Altobello is a director of Sodexho Marriott Services, Inc., American Management Systems, Inc., Colorado Prime Corporation, and Mesa Air Group, Inc., reporting companies under the Securities Exchange Act of 1934, and of several privately held companies.

 Mark M. Feldman, 48

                    Mr. Feldman has been a Director of the Company since March 1999, when the creditors of WorldCorp requested that he be one of three WorldCorp representatives to serve on the Board of Directors. Since February 1999, he has been executive vice president and chief restructuring officer of WorldCorp, an affiliate of the Company, and since 1993, he has been president and chief executive officer of Cold Spring Group, Inc., a reorganization and restructuring consulting firm, which WorldCorp had engaged previously, and an independent case and litigation management consultant. Mr. Feldman is a director of SNL Securities, Inc., a publisher of data bases and manager of a bank and thrift portfolio, he is a trustee of Baron Asset Fund, a registered investment company. Mr. Feldman was formerly a trustee of Aerospace Creditors Liquidating Trust, a trust that was formed in the reorganization of LTV Corp. Mr. Feldman has advised the Company that he presently does not intend to continue as a director of the Company following any confirmation of a plan of reorganization for WorldCorp.

 Hollis L. Harris, 67

                    Mr. Harris has been appointed to fill a vacancy on the Board of Directors, and named to succeed Russell L. Ray, Jr. as Chairman of the Board of Directors, President, and Chief Executive Officer, effective May 1, 1999. Since March 1997, he has founded two airline transportation companies. From January 1993 to August 1996, he was chairman, president, and chief executive officer of Air Canada, a major international carrier. Previously he was vice chairman, president, and chief executive officer of Air Canada; chairman and chief executive officer of Air Eagle Holdings, an aviation consulting firm; chairman, president, and chief executive officer of Continental Airlines; and president and chief operating officer of Delta Airlines. Mr. Harris is a director of American Business Products, Inc., a reporting company under the Securities Exchange Act of 1934.

 Peter M. Sontag, 56

                    Mr. Sontag has been a Director of the Company since February 1994. Since May 1997, he has been chairman of the board of directors of Travel Industries, Inc. d/b/a THOR, Inc., which provides marketing, management, and automated operational services to 11,000 associated travel agencies. Previously he supplied strategic, travel, and automation consulting services to various national and international clients; founded, and was chairman of the board of directors and chief executive officer of, USTravel, Inc., the third largest travel distribution company in the United States; and was chief executive officer of Sontag, Annis & Associates, Inc., a travel and computer consulting firm.

                  NOMINEES FOR ELECTION AS CLASS III DIRECTORS
               TERMS OF OFFICE EXPIRING AT THE 2001 ANNUAL MEETING

 NAME AND AGE                               BUSINESS EXPERIENCE
-------------                            ------------------------

 Wilbur L. Ross, Jr., 61

                    Mr. Ross has been a Director of the Company since March 1999, when the creditors of WorldCorp requested that he be one of three WorldCorp representatives to serve on the Board of Directors. Since August 1976, he has been senior managing director of Rothschild, Inc., an investment firm, and since 1997, he has been managing member of the general partner of Rothschild Recovery Fund L.P., which asserts it is a principal creditor of WorldCorp. Mr. Ross has been involved in the structuring of numerous bankruptcy and reorganization plans. He is a director of Mego Financial Corp., Syms Corp., and KTI Inc., and a director and chief executive officer of News Communications, Inc., a neighborhood newspaper publisher, all reporting companies under the Securities Exchange Act of 1934.

 Rodger R. Krouse, 37

                    Mr. Krouse has been a Director of the Company since March 1999, when the creditors of WorldCorp requested that he be one of three WorldCorp representatives to serve on the Board of Directors. Since May 1995, he has been managing director of Sun Capital Partners, Inc., an investment firm, and from 1984 to 1995 he was employed by Lehman Brothers, Inc., most recently as senior vice president. He is a director of Labtec Inc., f/k/a Spacetec IMC Corporation, a reporting company under the Securities Exchange Act of 1934.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE WITH AUTHORITY FOR THE PROXY HOLDERS TO VOTE FOR THE NOMINEES NAMED ABOVE OR THEIR SUBSTITUTES AS SET FORTH HEREIN.

                   MATTER NO. 2 - RATIFICATION OF AMENDMENT TO
                   WORLD AIRWAYS, INC. 1995 STOCK OPTION PLAN

The Board of Directors has adopted, approved, and recommended to the shareholders for ratification and approval an amendment to the 1995 Option Plan designed (a) to increase the number of shares of Common Stock available for issuance under the 1995 Option Plan from 1,800,000 to 3,300,000, (b) to fix the exercise price for options covering the additional 1,500,000 shares at fair market value of the underlying Common Stock on the date of grant, and (c) to provide that options covering the additional 1,500,000 shares shall vest and become exercisable on the date of grant for 10% of the underlying shares, one year after the date of grant for an additional 30% of the underlying shares, two years after the date of grant for an additional 30% of the underlying shares, and three years after the date of grant for the remaining 30% of the underlying shares. The 1995 Option Plan is designed to help the Company attract and retain key management-level employees and to reward the Company's employees for results that contribute to strong earnings performance and improved share values. Options covering the additional 1,500,000 shares are specifically intended to help the Company attract and retain experienced managers.

Except as otherwise provided in the proposed amendment, (i) the 1995 Option Plan permits the grant of both qualified incentive stock options, as defined in
Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options; (ii) the exercise price for incentive stock options may not be less than the fair market value of the underlying Common Stock on the date of grant; and (iii) the exercise price for incentive stock options may not be less than 85% of the fair market value of the underlying Common Stock on the date of grant. The 1995 Option Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to select the persons to participate in it and, except as otherwise limited by the 1995 Option Plan, to determine the terms of all awards made under it. Accordingly, the option benefits or amounts which may be received in the future, or would have been received in the Company's last fiscal year, by any person under the 1995 Option Plan, as proposed to be amended, are not presently determinable.

Directors and employees of, and consultants to, the Company and its affiliates are eligible to participate. The Company has eleven directors, approximately 800 employees, and approximately two consultants. Options are granted without any cash consideration being paid to the Company. Historically, the Compensation Committee has awarded options to Company executives which permit accelerated vesting based on share price appreciation, and to other employees with vesting in equal monthly installments over three years from the date of grant.

The 1995 Option Plan provides generally that, without a vote of security holders, the Board of Directors of the Company may amend it with the approval of WorldCorp if WorldCorp is the controlling shareholder of the Company at the time of the amendment. It is possible that such an amendment could increase the cost of the 1995 Option Plan to the Company or alter the allocation of benefits among participants. However, for the forseeable future, the Board of Directors intends to submit amendments to the holders of its Common Stock for ratification and approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                   MATTER NO. 3 - RATIFICATION OF SELECTION OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors has selected KPMG LLP to serve as the Company's independent certified public accountants and auditor for the year ending December 31, 1999. At the meeting for which proxies are being solicited, the Company will ask stockholders to ratify the Board's selection. KPMG LLP, which served in the same capacity in 1998, is expected to be represented at the meeting. A representative of KPMG LLP will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

If the stockholders do not ratify the Board's selection, the Board of Directors will reconsider its action with respect to the appointment. Approval of the resolution, however, will in no way limit the Board's authority to terminate or otherwise change the engagement of KPMG LLP during the year ending December 31, 1999.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                              CONTINUING DIRECTORS

The following persons will continue as Directors of the Company following the meeting:

                               CLASS II DIRECTORS
               TERMS OF OFFICE EXPIRING AT THE 2000 ANNUAL MEETING


NAME AND AGE                             BUSINESS EXPERIENCE
------------                          -------------------------

Gen. Ronald R. Fogleman, 57

                    Gen. Fogleman has been a Director of the Company since March 1998. He retired from the United States Air Force on September 1, 1997 after 38 years of service. On his final tour of duty, he served as Chief of Staff of the Air Force, a member of the Joint Chiefs of Staff, and military advisor to the Secretary of Defense, the National Security Council, and the President. He is a director of Mesa Air Group, Inc., a reporting company under the Securities Exchange Act of 1934, a trustee of Mitre Corporation, and a director of several other privately held airline and defense industry companies.

John C. Backus, Jr., 40

                    Mr. Backus has been a Director of the Company since June 1997. Since 1998, he has been managing partner of Draper Atlantic Venture Fund, a venture capital firm. From 1990 to August 1998, he held management positions with InteliData Technologies Corp., most recently as president, chief executive officer and a director.

Russell L. Ray, Jr., 63

                    Mr. Ray has been a Director of the Company since July 1993, President and Chief Executive Officer since April 1997, and Chairman of the Board of Directors since June 1998. From March 1996 to April 1997, he was an aviation and aerospace consultant. Previously he was executive vice president of British Aerospace, Inc.; president and chief executive officer of Pan American World Airways; vice president and general manager of commercial marketing of McDonnell Douglas Corporation; president of Pacific Southwest Airlines; and senior vice president of Eastern Airlines.

Lim Kheng Yew, 46

                    Mr. Lim has been a Director of the Company since February 1994. For more than five years, he has been executive chairman of KYM Holdings Berhad, an industrial paper manufacturer, and a director of Naluri Berhad f/k/a Malaysian Helicopter Services Berhad ("MHS"), an affiliate of the Company, and of Technology Resources Industries Berhad, Malaysian investment firms. A February 1994 shareholders agreement among the Company, WorldCorp, and MHS obligates WorldCorp to vote its shares to elect two Director nominees designated by MHS. Mr. Lim is one of those designees.

                               CLASS III DIRECTORS
               TERMS OF OFFICE EXPIRING AT THE 2001 ANNUAL MEETING


NAME AND AGE                               BUSINESS EXPERIENCE
------------                            ------------------------

A. Scott Andrews, 40

                    Mr. Andrews has been a Director of the Company since June 1992. Since May 1994, he has been managing director of Winston Partners, an investment firm, and a director of several privately held companies.

Wan Malek Ibrahim, 51

                    Mr. Malek has been a Director of the Company since February 1994. For more than five years, he has been managing director and a member of the board of directors of Malaysian Airlines, an affiliate of the Company. He is also a director of MHS, an affiliate of the Company, and of KYM Holdings Berhad, an industrial paper manufacturer. A February 1994 shareholders agreement among the Company, WorldCorp, and MHS obligates WorldCorp to vote its shares to elect two Director nominees designated by MHS. Mr. Malek is one of those designees.

                              CERTAIN TRANSACTIONS

On January 8, 1998, in accordance with a February 1994 shareholders agreement, the Company purchased 773,000 shares of its Common Stock from MHS, an affiliate of the Company, for cash of approximately $5.9 million, then the fair market value. At December 31, 1998, MHS owned approximately 28% of the outstanding voting stock of Malaysian Airlines, the Company's second-largest customer. In 1998 the Company provided approximately $50.3 million in transportation services to Malaysian Airlines, which had an account debt to the Company of approximately $3.1 million at year-end. Wan Malek Ibrahim and Lim Kheng Yew, Directors of the Company, are directors of Malaysian Airlines and/or MHS.

The Company is a second-tier subsidiary of WorldCorp, a highly leveraged publicly held company. WorldCorp owns 80% of the stock of WorldCorp Acquisition Corp. ("Acquisition"), which owns 50.8% of the Company's Common Stock. On February 12, 1999, unable to pay its debts, WorldCorp petitioned in reorganization, under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, Case No. 99-298
(MFW). Its petition reflected approximately $22 million in assets and $115 million in liabilities, and described its principal creditors as including Rothschild Recovery Fund L.P. and a group represented by Sun Paper Advisors, Inc. Wilbur L. Ross, Jr. and Rodger R. Krouse, Directors of the Company since March 15, 1999, are affiliates of Rothschild Recovery Fund L.P. and Sun Paper Advisors, Inc., respectively. T. Coleman Andrews, III, in June 1998, resigned as Chairman of the Board of Directors of the Company and chairman of the board of directors of WorldCorp, and was subsequently replaced at WorldCorp by a management group that includes Mark M. Feldman, Director of the Company since March 1999. WorldCorp's filing for reorganization may be deemed to constitute a change in control of the Company, solely within the meaning of Securities and Exchange Commission Rule 405, insofar as the power to direct or cause the direction of the Company's management and policies may be deemed to be shared with WorldCorp's creditors and other parties in interest in the reorganization. The Company, which is not in bankruptcy or reorganization, is a secured and general unsecured creditor of WorldCorp in the proceeding.

On February 21, 1998 and April 8, 1998, at the request of WorldCorp, the Company loaned WorldCorp a total of $2 million, secured by one million shares of the Company's Common Stock, for the payment of certain debts. WorldCorp failed to repay the loan when it came due on April 28, 1998. Thereafter the Company and WorldCorp restructured the loan, increasing the interest rate to 12% and substituting 1,860,396 shares of the common stock of InteliData Technologies Corp. ("InteliData"), a publicly-held 28%-owned subsidiary of WorldCorp and an affiliate of the Company, and 500,000 shares of the Company's Common Stock for the collateral previously held. On June 25, 1998, the Company purchased 150,000 of the pledged shares of its Common Stock for a credit to the loan balance of approximately $682,500, or $4.55 per share, then the fair market value. On August 25, 1998, the Company sold 245,000 of the pledged shares of InteliData common stock and applied the $222,031 net proceeds of sale, or $.90625 per share, to the loan balance. On February 12, 1999, when WorldCorp petitioned in reorganization, the principal, interest, and expenses owing on the loan, according to the Company's records, totaled approximately $1,364,157, fully secured by 350,000 shares of the Company's Common Stock and 1,615,396 shares of InteliData common stock. The Company is precluded from further sales of the collateral absent an order of the Bankruptcy Court.

On April 20, 1998, Acquisition acquired The Atlas Companies, Inc. ("Atlas") for $16 million in Acquisition debt instruments and an earn-out. In connection with the transaction, WorldCorp pledged all of its shares of common stock in Acquisition and InteliData, and Acquisition pledged all of its shares of common stock in the Company (subject, in the case of 350,000 shares, to the Company's senior lien) and Atlas, to the former shareholders of Atlas to secure the debt instruments and earn-out. Under the plan of reorganization proposed February 12, 1999 by WorldCorp, as subsequently amended (the "Plan"), the Company's senior lien on the 350,000 shares would be discharged by payment in full of the secured obligation owing by WorldCorp to the Company, and the former shareholders of Atlas and the holders of WorldCorp's outstanding debentures and general unsecured claims, principally Rothschild Recovery Fund L.P., would receive warrants entitling them to acquire up to all of WorldCorp's ownership interest in Acquisition, and hence all of Acquisition's interest in the Company, for payments totaling at least 125% of the appraised fair market value of Acquisition shares acquired as of the effective date of the Plan. Although the Plan has been negotiated with WorldCorp's principal creditors, no assurance can be given that it will be confirmed or performed.

In addition, WorldCorp has outstanding general unsecured debt which includes an unsecured claim of the Company in the amount of $429,421 at December 31, 1998, consisting of intercompany charges and advances to WorldCorp.

                                STOCK PERFORMANCE

The Company completed an initial public offering of its Common Stock on October 5, 1995, and the Common Stock is traded on the NASDAQ SmallCap Market. The graph below compares the performance, since October 5, 1995, of an investment in the Common Stock and the Russell 2000 Index, the Dow Jones Airlines Index, and the Dow Jones Air Freight/Couriers Index. The comparison assumes that the value of the investment and of each index was $100 at October 5, 1995 and that all dividends were reinvested.

There are significant differences between the business of the Company and those of the companies which comprise the abovementioned industry or line-of-business indices. These differences may lessen the comparability of the information presented. The Dow Jones Airlines Index components are large, scheduled, domestic airline carriers, while the Company is a smaller global airline and contract service provider with no scheduled service. The Dow Jones Air Freight/Couriers Index is heavily weighted by the market capitalization of freight and courier companies which have operations much larger than the Company's cargo operations.

                       VALUE OF INITIAL INVESTMENT OF $100


                  World        Russell         DJ Airlines         DJ Air
                 Airways         2000            Airlines          Freight/
                                Index             Index           Couriers
                                                                    Index
                --------       --------        -----------        ----------
10/5/95           100            100               100               100
12/31/95           90            105               104                97
12/31/96           65            123               120               114
12/31/97           55            150               190               155
12/31/98            8            146.24            167.07            205.97


                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation awarded to, earned by, or paid to the individual serving as chief executive officer of the Company during 1998 and to each of the four most highly compensated other executive officers of the Company at December 31, 1998 (collectively, the "named executive officers") for services rendered to the Company during the years ended December 31, 1998, 1997, and 1996:

SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                               ---------------------------------
                                                                                    AWARDS
                                                                               ----------------
   NAME AND                                     ANNUAL COMPENSATION            SHARES OF COMMON
   PRINCIPAL                                 ---------------------------       STOCK UNDERLYING       ALL OTHER
   POSITION                YEAR               SALARY              BONUS            OPTIONS          COMPENSATION
----------------           ----              --------            -------           --------         ------------
Russell L. Ray, Jr.,       1998              $363,462                ---                ---              $11,137 (1)
  President and            1997              $270,085            $27,009            250,000               $5,798
  Chief Executive          1996                   ---                ---                ---                  ---
  Officer

Ahmad M. Khatib,           1998              $207,692                ---                ---               $2,724 (2)
  Executive Vice           1997              $200,000            $30,102                ---              $10,718
  President                1996              $191,519            $30,000                ---               $4,060

Vance Fort,                1998              $195,058                ---                ---               $3,629 (3)
  Executive                1997              $170,000            $25,587                ---               $9,094
  Vice President           1996              $166,363            $25,500                ---               $6,466

James Douglas,             1998              $207,692                ---                ---                 $650 (4)
  Executive Vice           1997                $7,692             $2,557            150,000                  ---
  President                1996                   ---                ---                ---                  ---

William R. Lange,          1998              $186,115                ---                ---               $8,775 (5)
  Executive Vice           1997               $83,692            $12,216            100,000                 $270
  President                1996                   ---                ---                ---                  ---

1 Consists of $1,137 in excess term life insurance premiums and $10,000 in annual Company contributions to a defined contribution plan paid on behalf of Mr. Ray.

2 Consists of $650 in excess term life insurance premiums and $2,074 in annual Company contributions to a defined contribution plan paid on behalf of Mr. Khatib.

3 Consists of $552 in excess term life insurance premiums and $3,077 in annual Company contributions to a defined contribution plan paid on behalf of Mr. Fort.

4        Consists of $650 in excess term life insurance paid on behalf of Mr.
         Douglas. Mr. Douglas resigned on March 25, 1999.

5 Consists of $650 in excess term life insurance premiums and $8,125 in annual Company contributions to a defined contribution plan paid on behalf of Mr. Lange.

No Company stock options were granted to, or exercised by, any of the named executive officers in the fiscal year ended December 31, 1998, and at fiscal year-end all of their unexercised options had no value. The following table sets forth additional information concerning their unexercised options:

                          FISCAL YEAR-END OPTION VALUES

                        SHARES OF COMMON STOCK          VALUE OF UNEXERCISED
                    UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                         AT DECEMBER 31, 1998           AT DECEMBER 31, 1998:
      NAME           (EXERCISABLE/UNEXERCISABLE)     (EXERCISABLE/UNEXERCISABLE)
-----------------    ----------------------------     -------------------------
Russell L. Ray, Jr.          110,000/150,000                  ---/---

Ahmad M. Khatib              30,000/120,000                   ---/---

Vance Fort                    43,750/81,250                   ---/---

James Douglas                30,000/120,000*                  ---/---

William R. Lange              20,000/80,000                   ---/---

* Expired upon his resignation on March 25, 1999. The exercisable options will expire March 25, 2000.

EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with each of the named executive officers. The agreement with Russell L. Ray, Jr. provides that he shall serve as Chairman of the Board of Directors, President, and Chief Executive Officer of the Company until September 30, 2000 at a base salary of $350,000 per year, annual bonuses of up to 75% of his base salary, the grant of options to purchase up to 250,000 shares of Common Stock, and entitlement to all employee benefits made available to other officers of the Company.


The agreement with Ahmad M. Khatib provides that he shall serve as Executive Vice President of the Company until December 31, 1999 for a base salary of $200,000 per year, annual bonuses under the Company's management incentive compensation plan (the "Management Incentive Plan") described below, and entitlement to participate in all employee benefit plans made available to other senior executives of the Company and certain other benefits, including a $1 million life insurance policy.

The agreement with Vance Fort amended in 1999, provides that he shall serve as Executive Vice President of the Company until December 31, 2000 for a base salary of $200,000 per year, annual bonuses under the Management Incentive Plan, and entitlement to participate in all employee benefit plans made available to other senior executives of the Company.

The agreement with James Douglas provides that he shall serve as chief operating officer of the Company until November 30, 2000 for a base salary of $220,000 per year, annual bonuses under the Management Incentive Plan, and entitlement to participate in all employee benefit plans made available to other senior executives of the Company.

The agreement with William R. Lange provides that he shall serve as Executive Vice President of the Company until June 8, 1999 for a minimum salary of $170,000 per year, annual bonuses under the Management Incentive Plan, and entitlement to participate in all employee benefit plans made available to other senior executives of the Company.

Each agreement is terminable by the Company with or without cause and by the executive officer upon the occurrence of certain events, including a change in control of the Company. Upon any such termination other than for cause, the executive officer would be entitled to receive the unpaid portion of his base salary through the end of the contract term, any bonus payable, and certain other compensation, and all or a portion of the options previously granted would become immediately exercisable.

T. Coleman Andrews, III resigned, on June 17, 1998, as Chairman of the Board of Directors of the Company, and as a Director, without any compensation on termination becoming payable to him under his employment agreement, except that the Board of Directors agreed that options for the Company's Common Stock previously granted to Mr. Andrews should be eligible to vest until June 16, 1999 and, to the extent vested, be exercisable until June 16, 2000. James Douglas resigned, on March 25, 1999, as an executive officer of the Company without any compensation on termination becoming payable to him under his employment agreement. Russell L. Ray, Jr. will resign, effective May 1, 1999, as Chairman of the Board of Directors, President, and Chief Executive Officer of the Company without any compensation on termination becoming payable to him under his employment agreement. He will remain a non-employee Director. On April 4, 1999, the Company announced that Hollis L. Harris will succeed Mr. Ray as Chairman of the Board of Directors, President, and Chief Executive Officer effective May 1, 1999.

COMPENSATION COMMITTEE REPORT

There are four main compensation components for executive officers of the
Company: (1) base salary; (2) bonuses paid under the Company's Management Incentive Plan; (3) incentive stock options granted under the Company's 1995 stock option plan (the "1995 Option Plan"); and (4) accruals of possible payments under the Company's key employee retention plan ("KERP").

Base salaries of executive officers are initially set, and from time to time adjusted, to be competitive with those being paid by other area and industry companies to attract executives with comparable responsibilities and experience. The Compensation Committee of the Board of Directors normally recommends, and the Board determines, the base salary of each executive officer of the company.

Under the Management Incentive Plan, executive officers who are not covered by sales commission or collective bargaining agreements are eligible to receive annual cash bonuses of 30%-40% of their base salaries, subject to adjustment. Any bonus payable to the President and Chief Executive Officer is based solely on whether the Company meets or exceeds certain budgeted net income targets. Any bonus payable to other executive officers is based on a weighting of Company, department, and individual quantitative performance, subject to adjustment.

Under the 1995 Option Plan, executive officers are eligible to receive grants of qualified incentive stock options exercisable over not more than ten years at the fair market value of the Company's Common Stock on the date of grant. The 1995 Option Plan is administered by the Compensation Committee, which is authorized to determine the vesting schedule for each grant.

Under the KERP, in order to ensure the continued performance of certain key functions, the Company is accruing retention payments which are payable to certain management employees in the event that they remain continuously employed by the Company during the 24 months following their selection for participation. Alternatively, participating employees are eligible to receive severance payments in the event they are terminated under certain circumstances within 24 months after a change in control of the Company. The KERP is administered by the Compensation Committee, which is authorized to establish retention payments of up to 100%, and (subject to the provisions of any employment agreement) severance payments of up to 150%, of the employee's annual salary. The named executive officers are eligible to be selected for participation.

The base salary of each of the named executive officers was established prior to the start of the Company's 1998 fiscal year, except that in March 1998, based on the recommendation of the Compensation Committee, the Chief Executive Officer increased the base salary of Vance Fort, Executive Vice President, General Counsel, and Secretary of the Company, from $170,000 to $185,000 annually, an amount deemed more consistent with his position. No bonuses, options, retention payments, or severance payments were awarded or paid to, earned by, or accrued with respect to any of the named executive officers for their services in the year ending December 31, 1998.

The foregoing report is provided by the Compensation Committee of the Board of Directors, consisting of Peter M. Sontag and Gen. Ronald R. Fogleman, non-employee Directors of the Company.

                              STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company's Secretary no later than December 1, 1999, to be included in the Company's 2000 proxy materials.

Proposals intended for inclusion in next year's proxy statement should be sent to Vance Fort, Executive Vice President, General Counsel, and Secretary, World Airways, Inc., The Hallmark Building, 13873 Park Center Road, Suite 490, Herndon, Virginia 20171.

                                  ANNUAL REPORT

A copy of the Company's Annual Report to Stockholders which includes a copy of the Company's Form 10-K Annual Report is being mailed to each stockholder entitled to vote at the 1999 Annual Meeting of Stockholders. For a copy of the Annual Report write to Gilberto M. Duarte, Chief Financial Officer, World Airways, Inc., The Hallmark Building, 13873 Park Center Road, Suite 490, Herndon, Virginia 20171.

                                OTHER INFORMATION

This solicitation of proxies is being made by the Board of Directors of the Company. In addition to solicitation by mail, proxies may also be solicited by Directors, officers, and employees of the Company, who will not receive additional compensation for such solicitation. Brokerage firms and other custodians, nominees, and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy materials to beneficial owners of the Common Stock. The address of World Airways' principal executive offices is The Hallmark Building, 13873 Park Center Road, Suite 490, Herndon, Virginia 20171, and its telephone number is (703) 834-9200. The above notice and proxy statement are sent by order of the Board of Directors.

--------------------------------------------------------------------------------



Dated:   April 29, 1999

                                            By Order of the Board of Directors,


                                            /s/ VANCE FORT
                                            VANCE FORT
                                            Secretary